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Exhibit 4.2

FIRST AMENDMENT
TO THE
GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN

(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Savings and Capital Growth Plan, as amended and restated effective as of January 1, 1997 ("Plan") made this 10th day of February, 2000, by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware ("Company"), to be effective as specified herein.

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on June 2, 1999, to be effective as of January 1, 1997; and

        WHEREAS, the Company wishes further to amend the Plan at this time for the purpose of providing for the transfer of certain assets and liabilities from the Savings & Investment Plan of CONDEA Vista Company to the Plan in connection with a business acquisition;

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as specified herein:

1.

Section 12.5 is amended by adding a new subsection (e) as follows:

          (e)    Further Provisions.    For additional special provisions relating to specific plan mergers and transfer of assets and liabilities from other retirement plans, see Appendixes I and II.

2.

A new Appendix II is added to the Plan, following Appendix I, to provide as follows:

APPENDIX II.

SPECIAL PROVISIONS REGARDING TRANSFER OF CERTAIN ASSETS AND LIABILITIES FROM THE SAVINGS & INVESTMENT PLAN OF CONDEA VISTA COMPANY TO THE PLAN

          2.1    General Provisions.    Effective as of February 1, 2000 ("CONDEA Vista Transfer Date"), or as soon as administratively practicable after that date, the Plan shall assume all obligations of the Savings & Investment Plan of CONDEA Vista Company ("CONDEA Plan") and be responsible for payment of all vested account balances held under the terms and provisions of the CONDEA Plan for participants in the CONDEA Plan immediately prior to the CONDEA Vista Transfer Date who transferred to the employ of the Company or an affiliate of the Company in connection with the acquisition of CONDEA Vista Company's vinyls business by the Company (excluding those participants in the CONDEA Plan who have retired from the employ of CONDEA Vista Company prior to the CONDEA Vista Transfer Date). Such participants ("CONDEA Participants"), as of the CONDEA Vista Transfer Date, shall automatically become Participants in the Plan with respect to such account balances. The Plan shall provide for said payment of benefits with the assets transferred to the trust accompanying the Plan as set forth in Section 2.3 of this Appendix.

          2.2    Separate Accounting.

            (a)   For each CONDEA Participant there shall be maintained a separate subaccount ("CONDEA Account") which initially shall consist of the total of the CONDEA Participant's "Special Company Account," "Rollover Account," "Company Matching Account," and

    "Employer Supplemental Account," as those terms are defined in the CONDEA Plan, and as those accounts are constituted on the CONDEA Vista Transfer Date.

            (b)   The CONDEA Participant's "Key Employee Account," as that term is defined in the CONDEA Plan, and as that account is constituted on the date of the transfer of funds to this Plan, shall become a separate sub-account in the individual's Elective Contributions Account under this Plan.

            (c)   The CONDEA Participant's "Regular Employee Account," as that term is defined in the CONDEA Plan, and as that account is constituted on the date of the transfer of the funds to this Plan, shall become part of the individual's Voluntary Contributions Account under Sections 1.93 and 3.2(b) of this Plan.

          2.3    Transfer of Plan Assets.    Effective as soon as practicable following the CONDEA Vista Transfer Date, the assets of the CONDEA Plan which are held by the trustee of the trust accompanying the CONDEA Plan and which are allocable to the CONDEA Participants shall become assets of the Plan, and shall be held by the Trustee under the provisions of the Plan and its accompanying Trust for the exclusive benefit of the CONDEA Participants under the Plan, including the provisions of this Appendix.

          2.4    Conditions for Merger and Transfer.    The transfer of assets as provided for in this Appendix II is made on the condition that subsection (a) of Section 12.5 of the Plan is satisfied.

          2.5    Forms of Benefit for CONDEA Accounts.    The CONDEA Accounts shall be distributable in the forms provided in Sections 8.3 and 8.4.

          2.6    In Service Withdrawals.

            (a)    CONDEA Account.    Each CONDEA Participant who has completed a total of at least 60 months of participation in this Plan and in the CONDEA Plan, upon notice to the Director in the form and at the time prescribed by the Director as part of the Plan's administrative procedures, shall be entitled to withdraw all or a portion of the amount credited to the Participant in the CONDEA Account, determined at the time of the transfer of the CONDEA Account to the Plan. A Participant shall be entitled to make up to two partial withdrawals within any one calendar year.

            (b)    Key Employee Account.    Withdrawals from the portion of an individual's Elective Contributions Account attributable to the Key Employee Account, as that term is defined in the CONDEA Plan (excluding the portion of the Key Employee Account attributable to investment earnings), may be made in accordance with Section 8.10. In addition, a CONDEA Participant who has attained the age of 59 1/2 may withdraw amounts from the portion of the Elective Contributions Account attributable to the Key Employee Account in accordance with such procedures as the Director shall prescribe.

            (c)    Voluntary After-Tax Contributions.    Withdrawals from the portion of the Voluntary Contributions Account under this Plan attributable to the Regular Employee Account under the CONDEA Plan may be made in accordance with Section 8.11.

          2.7    Vesting.    On and after the CONDEA Vista Transfer Date, the CONDEA Accounts and the Elective Contributions Accounts of the CONDEA Participants shall be fully vested.

          2.8    Hours of Service.    Effective as of the CONDEA Vista Transfer Date, service with CONDEA Vista Company or an affiliate of that company shall be treated as service with an Employer for all purposes under this Plan, even though said service may have been rendered prior to November 13, 1999. This provision shall be effective for all employees of said company who became employed by Georgia Gulf Corporation or any member of the Controlled Group as of the date of transfer of employment.

3.

        All other provisions of the Plan not inconsistent herewith are ratified and confirmed.

        IN WITNESS WHEREOF, this First Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first above written.

COMPANY:
GEORGIA GULF CORPORATION
[CORPORATE SEAL]
		By:	/s/ JOEL I. BEERMAN
Title:

ATTEST:
By:	/s/ BRADLEY REYNOLDS
Title:	Corporate Counsel and Assistant Secretary

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FIRST AMENDMENT TO THE GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN (As Amended and Restated Effective as of January 1, 1997)